Exhibit 2.4

Business Entity - Filin g Acknowledgement 09/29/2025 Wor k Orde r Ite m Number: Filing Number: Filing Type: Filin g Date/Time: Filing Page(s): W2025092900813 - 4744859 20255203253 Certificate of Designation 9/29/2025 8:00:00 AM 4 Indexed Entity Information: Entity ID: E0622352006 - 3 Entity Name: MONSTER O HOLDINGS CORP. Expiratio n Date : None Entity Status: Active Commercial Registered Agent Vcor p Agen t Services , Inc. 701 S. Carson Street, Suite 200, Carson City, NV 89701, USA FRANCISCO V. AGUILAR Secretar y o f State RUBEN J. RODRIGUEZ Deput y Secretar y fo r Souther n Nevada 225 0 Las Vegas Blv d North , Suit e 400 North Las Vegas, NV 89030 Telephon e (702) 486 - 2880 Fax (702) 486 - 2452 STATE OF NEVADA OFFIC E O F THE SECRETARY OF STATE GABRIE L D I CHIARA Chie f Deput y Secretar y o f State DEANNA L. REYNOLDS Deput y Secretar y fo r Commercia l Recordings 40 1 N . Carso n Street Carso n City , NV 89701 Telephon e (775) 684 - 5708 Fax (775) 684 - 7141 The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future. Respectfully, FRANCISCO V. AGUILAR Secretary of State Page 1 of 1 Commercial Recording 225 0 La s Vega s Blv d North North Las Vegas, NV 89030 40 1 N . Carso n Street Carson City, NV 89701 1 Stat e o f Nevad a Way Las Vegas, NV 89119

Business Number E0622352006 - 3 Filed in the O f fice of Secretary of State State Of Nevada Filing Number 20255203253 Filed On 9/29/2025 8:00:00 AM Number of Pages 3

I 0 7 : 48 : 28 a . m . 0 9 - 29 - 2 0 25 I 4 I 1888611 8 8 13 T o : Page : 4 of 5 2025 - 09 - 29 14:4 8 : 10 GMT 18886118813 Fro m : Vcorp Services , LL< CERTIFICATE OF DESIGNATIONS, PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RJGHTS OF SERIES A SUPER VOTING PREFERRED STOCK OF MONSTERO HOLDINGS CORP. Pursuant to the Nevada Revised Statutes RESOLVED FURTHER , that Pursuant to the authority expressly v ested in the Board of Directors of the Corporation by the Articles of Incorporation , as amended (the "Articles of Incorporation " ), and in accordance with the provisions of the Nevada Revised Statutes, the Board of Directors has authorized the creation of Series A Super Voting Preferred Stock ( the " Super Voting Preferred Stoc k " ) , which shal l have the powers, designations, preferences and relative, participating, optional and other special right s , and the q ualifications, limitations and restrictions set forth below; (1) . Designation and Number of Shares . Of the Ten Million ( l 0 , 000 , 000 ) shares of Preferred Stock, $ 0 . 001 par value per share ( "Preferred Stock " ), authorized pursuant to the Articles of Incorporation, as amended, seventy - five (75) shares are hereby designated as Series A Super Voting Preferred Stoc k , par value $ 0 . 001 per share ( the " Super Voting Preferred Stock " ) . (2) . Li q uidation Preference . The Super Voting Prefrrn : d Stock does not have any liquidation preference . (3). Redemption. The Super Voting Preferred Stock does not have any redemption rights . (4). Dividends. The Super Voting Preferred Stock will not be entitled to d i vidends . (5) . No Conversio n . The Super Voting Preferred Stock is not convertible into Common Stock or any other class of the Corporation's stock . (6) . Voting Right : s . The holders of record orthe shares of Super Voting PrefeITed Stock shall be entitled to the following voting rights : (a) Those voting rights required by applicable law; and (b) The right to vote together with the holders of the Common Stock, as a single c l a ss, upon all matters submitted to holders of Common Stock for a vote . If shares of Super Voting Pn : ferred Stock are held by more than one holde r , then each such holder shall have the right to vote all such Super Voting Preferred Stock shan : : s held by such holde r , with the total aggregate voting power among all holders of Super Voting Preferred Stock equaling 75% , such that for calculation purposes, each 1 share of Super Voting Preferred Stock will carry the collective number of votes equal to 1 % of all voting shares of every class, including 1 % of the issued and outstanding shares of all other Series of Preferred Stoc k , and including 1 % of all of the issued and outstanding shares of Common Stock on the date of any shareholder vot e , such that, collectively, the holders of Super Voting Preferred Stock shall always vote the equivalent of 75 % of all voting shares of every class, including 75 % of the issued and outstanding shares of all other Series of Preferred

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To: Page: 5 of 5 2025-09-29 14:48:10 GMT 18886118813 From: Vcorp Services, LLC

Stock, and including 75% of all the issued and outstanding shares of Common Stock on the date of any shareholder vote, thereby possessing, in the aggregate, the majority of voting rights, and shall together always out vote all holders of Common Stock and all other Series of Preferred Stock.

(c) Whenever holders of Super Voting Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding shares of Super Voting Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Each share of the Super Voting Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Super Voting Preferred Stock, as set forth in this Section 6(c).

(7). No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Super Voting Preferred Stock against impairment.

(8). Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Super Voting Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(9). Notices. Any notice required by the provisions of this Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of Super Voting Preferred Stock for MONSTERO HOLDINGS CORP. to be given to the holders of shares of Super Voting Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(10). Return of Status as Authorized Shares. Upon the redemption or extinguishment of the Super Voting Preferred Stock, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.